Exhibit 10.5

SUNOCO, INC.

EXECUTIVE INVOLUNTARY DEFERRED COMPENSATION PLAN

(Effective March 3, 2010)

ARTICLE I

Definitions

As used in this Plan, the following terms shall have the meanings herein specified:

1.1 Business Combination - shall have the meaning provided herein at Section 1.2(c).

1.2 Change in Control - shall mean the occurrence of any of the following events:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of 1934, as amended) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (c)(2) and (c)(3) of this definition;

(b) Individuals who, as of March 3, 2010, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case

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may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

1.3 Committee - shall mean the Compensation Committee of the Board of Directors of Sunoco, Inc.

1.4 Company - shall mean Sunoco, Inc., a Pennsylvania corporation. The term “Company” shall include any successor to Sunoco, Inc., any subsidiary or affiliate which has adopted the Plan, or a corporation succeeding to the business of Sunoco, Inc., or any subsidiary or affiliate by merger, consolidation, liquidation or purchase of assets or stock or similar transaction.

1.5 Deferred Award Amount - shall mean the portion of a Participant’s Incentive Award deferred pursuant to Article II of the Plan.

1.6 Deferred Award Subaccount - shall mean a subaccount established under a Participant’s Deferred Compensation Account for each Deferred Award Amount.

1.7 Deferred Compensation Account - shall mean, with respect to any Participant, the total amount of the Company’s liability for payment of deferred compensation to the Participant under this Plan, including any Dividend Equivalents. A Participant’s Deferred Compensation Account shall be divided into separate Deferred Award Subaccounts for each Deferred Award Amount credited to the Participant’s Deferred Compensation Account.

1.8 Dividend Equivalent - shall mean the entry in a Deferred Compensation Account of a dividend credit with respect to a Share Unit, each Dividend Equivalent being equal to the dividend paid from time to time on a Share.

1.9 Incentive Award - shall mean the award payable to a Participant pursuant to the Senior Executive Incentive Plan or the Incentive Plan, as applicable.

1.10 Incentive Plan - shall mean the Sunoco, Inc. Incentive Plan, as may be amended from time to time, and any successor plan thereto.

1.11 Incentive Plan Participant - shall mean a participant in the Incentive Plan.

1.12 Incumbent Board - shall have the meaning provided herein at Section 1.2(b).

1.13 IRC - shall mean the Internal Revenue Code of 1986, as amended.

1.14 Just Cause - shall mean, as determined by the Committee:

(a) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company (other than any such failure resulting from

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incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board of Directors or the Chief Executive Officer that specifically identifies the manner in which the Board of Directors or the Chief Executive Officer believes that the Participant has not substantially performed the Participant’s duties;

(b) indictment of the Participant for a felony in connection with the Participant’s employment duties or responsibilities to the Company that is not quashed within six (6) months;

(c) conviction of Participant of a felony;

(d) willful conduct by the Participant in connection with the Participant’s employment duties or responsibilities to the Company that is gross misconduct (including, but not limited to, dishonest or fraudulent acts) and places the Company at risk of material injury; or

(e) the Participant’s failure to comply with a policy of the Company that places the Company at risk of material injury.

For purposes of this Section 1.14, no act, or failure to act, on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. In addition, for purposes of this Section 1.14, “injury” shall include, but not be limited to, financial injury and injury to the reputation of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.

1.15 Outstanding Company Common Stock - shall have the meaning provided herein at Section 1.2(a).

1.16 Outstanding Company Voting Securities - shall have the meaning provided herein at Section 1.2(a).

1.17 Participant - shall mean a Senior Executive Incentive Plan Participant or an Incentive Plan Participant, a portion of whose Incentive Award is deferred in accordance with the terms of this Plan.

1.18 Person - shall have the meaning provided herein at Section 1.2(a).

1.19 Plan - shall mean this Executive Involuntary Deferred Compensation Plan, as it may be amended from time to time.

1.20 Retirement - shall mean a Participant’s retirement from employment with the Company at or after (i) age 55 with a minimum of five years of service or (ii) age 65.

1.21 Senior Executive Incentive Plan - shall mean the Sunoco, Inc. Senior Executive Incentive Plan, as may be amended from time to time, and any successor plan thereto.

1.22 Senior Executive Incentive Plan Participant - shall mean a participant in the Senior Executive Incentive Plan.

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1.23 Separation from Service - shall mean a “separation from service” as defined in IRC Section 409A and the regulations thereunder.

1.24 Share - shall mean a share of the Company’s authorized voting Common Stock ($1.00 par value per share) and any share or shares of stock of the Company hereafter issued or issuable in substitution or exchange for each such share.

1.25 Share Unit - shall mean the entry in a Deferred Compensation Account of a credit equal to one Share.

1.26 Specified Employee - shall mean those Participants who are Executive Resource Employees (employees in Grades 14 and above designated by the Company as members of the Company’s Executive Resource group), pursuant to the election of an alternative method specified in Treasury Regulations Sections 1.409A-1(i)(5) and 1.409A-1(i)(8).

ARTICLE II

Deferred Award Amounts

2.1 Senior Executive Incentive Plan Participant. To the extent that the Incentive Award payable to a Senior Executive Incentive Plan Participant pursuant to the Senior Executive Incentive Plan exceeds 150% of his or her guideline bonus, fifty percent (50%) of such excess amount shall be deferred in accordance with the terms of this Plan, provided that no deferral shall be made unless the amount to be deferred pursuant to this formula is equal to or greater than $15,000.

2.2 Incentive Plan Participant. To the extent that the Incentive Award payable to an Incentive Plan Participant exceeds 150% of his or her guideline bonus, fifty percent (50%) of such excess amount shall be deferred in accordance with the terms of this Plan, provided that no deferral shall be made unless the amount to be deferred pursuant to this formula is equal to or greater than $15,000.

ARTICLE III

Deferred Compensation Accounts

3.1 Creation of Deferred Compensation Accounts. Each Deferred Award Amount deferred pursuant to Article II of this Plan shall be converted to Share Units and credited to the Deferred Compensation Account established by the Company for such Participant. Each Deferred Award Amount shall be credited to a separate Deferred Award Subaccount established under the Deferred Compensation Account, which subaccount shall be identified by the year the Deferred Award Amount is credited.

3.2 Crediting Share Units. Share Units shall be credited to a Participant’s Deferred Compensation Account at the time the non-deferred portion of the Participant’s Incentive Award is paid. The number of Share Units to be credited to the Deferred Compensation Account shall be determined by dividing the Deferred Award Amount by the average closing price for Shares as published in the Wall Street Journal (under the caption “Biggest 1,000 Stocks”) or any other publication selected by the Committee for the period of ten (10) trading days immediately prior to the day the Share Units are credited. Any fractional Share Units

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shall also be credited to a Participant’s Deferred Compensation Account. The number of Share Units in a Deferred Compensation Account shall be appropriately adjusted by the Committee in the event of changes in the Company’s outstanding common stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, and such adjustments shall be conclusive. Share Units shall not entitle any person to the rights of a stockholder.

3.3 Crediting Dividend Equivalents. The Company shall credit the Participant’s Deferred Compensation Account with Dividend Equivalents being equal to the dividends declared on the Company’s Shares. Dividend Equivalents shall be credited to the same Deferred Award Subaccount as the Share Units to which they relate. The crediting shall occur as of the date on which said dividends are paid. The number of Share Units to be credited to the Deferred Compensation Account shall be calculated by dividing the Dividend Equivalents by the average closing price for Shares as published in the Wall Street Journal (under the caption “Biggest 1,000 Stocks”) or any other publication selected by the Committee for the period of ten (10) trading days immediately prior to the day on which the dividends are paid on the Company’s Shares. Any fractional Share Units shall also be credited to a Participant’s Deferred Compensation Account.

3.4 Time of Payment. A Participant’s Deferred Compensation Account shall be distributed as follows:

(a) Except as provided in subsections (b) and (c) below and Article VI, each Deferred Award Subaccount shall be distributed in three annual installments beginning in the first full calendar year immediately following the date the Deferred Award Amount is credited to the Deferred Compensation Account, subject to the Participant’s continued employment with the Company through the applicable distribution date. The first installment shall be equal to 33 1/3% of the Share Units (rounded down to the next whole Share Unit) credited to the Deferred Award Subaccount at the time of such distribution; the second installment shall be equal to 50% of the remaining Share Units (rounded down to the next whole Share Unit) credited to the Deferred Award Subaccount at the time of distribution; and the final installment shall be equal to 100% of the remaining Share Units credited to the Deferred Award Subaccount at the time of distribution. Each payment shall be made on March 15 of the applicable year of distribution.

(b) Notwithstanding subsection (a), in the event of the Participant’s Separation from Service due to (i) the Company’s termination of the Participant’s employment without Just Cause, (ii) the Participant’s Retirement or (iii) the Participant’s permanent disability (as determined by the Committee), the balance of his or her Deferred Compensation Account shall be paid within thirty (30) days after the Participant’s Separation from Service; provided that any Participant who is a Specified Employee shall not receive payment from the Plan until six months following his or her Separation from Service. In the event that payment of a Participant’s Deferred Compensation Account is delayed due to the Participant’s status as a Specified Employee, the Share Units credited to the Participant’s Deferred Compensation Account shall be valued as of the date of the Participant’s Separation from Service as provided in Section 3.5 and credited with simple interest, using the interest rate approved by the Committee for such purpose, for the period beginning on the first day following the Participant’s Separation from Service and ending on the date the Deferred Compensation Account is paid.

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(c) Notwithstanding subsection (a), in the event of a Participant’s death while employed by the Company, the balance of his or her Deferred Compensation Account shall be paid in accordance with Article IV within thirty (30) days after the Participant’s death.

3.5 Method of Payment. A Participant shall receive each payment from his or her Deferred Compensation Account in cash. To the extent required by the laws in effect at the time payments are made under this Plan, the Company shall withhold from such payments any taxes required to be withheld for federal, state or local tax purposes. Share Units credited to the Participant’s Deferred Compensation Account shall be valued at the average closing price for Shares as published in the Wall Street Journal (under the caption “Biggest 1,000 Stocks”) or any other publication selected by the Committee for the period of ten (10) trading days immediately prior to (i) March 15 of the applicable year of distribution for payments made pursuant to Section 3.4(a) and (ii) the Participant’s Separation from Service or death for payments made pursuant to Section 3.4(b) or Section 3.4(c).

3.6 Forfeiture of Deferred Compensation Account. In the event of a Participant’s Separation from Service with the Company for any reason other than those listed in Sections 3.4(b) and (c), he or she shall forfeit all undistributed amounts in his or her Deferred Compensation Account.

ARTICLE IV

Designation of Beneficiaries

4.1 Designation of Beneficiary. The Participant shall name one or more beneficiaries and contingent beneficiaries to receive any payments due the Participant at the time of death. No designation of beneficiaries shall be valid unless in writing signed by the Participant, dated and filed with the Committee during the lifetime of such Participant. A subsequent beneficiary designation will cancel all beneficiary designations signed and filed earlier under this Plan, and such new beneficiary designation shall be applied to all amounts previously credited to the Participant’s Deferred Compensation Account, as well as to any amounts to be credited to such Participant’s Deferred Compensation Account prospectively. In case of a failure of designation, or the death of the designated beneficiary without a designated successor, distribution shall be paid in one lump sum to the estate of the Participant.

4.2 Spouse’s Interest. The interest in any amounts hereunder of a spouse who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

4.3 Survivor Benefits. Upon the Participant’s death, any balances in the Participant’s Deferred Compensation Account shall be paid in a lump sum to the designated beneficiary(ies).

ARTICLE V

Source of Payments

All payments of deferred compensation shall be paid in cash from the general funds of the Company and the Company shall be under no obligation to segregate any assets in connection with the maintenance of a Deferred Compensation Account, nor shall anything contained in this Plan nor any action taken pursuant to the Plan create or be construed to

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create a trust of any kind, or a fiduciary relationship between the Company and Participant. Title to the beneficial ownership of any assets, whether cash or investments, which the Company may designate to pay the amount credited to the Deferred Compensation Account shall at all times remain in the Company and Participant shall not have any property interest whatsoever in any specific assets of the Company. Participant’s interest in the Deferred Compensation Account shall be limited to the right to receive payments pursuant to the terms of this Plan and such rights to receive shall be no greater than the right of any other unsecured general creditor of the Company.

ARTICLE VI

Change in Control

6.1 Effect of Change in Control on Payment. Upon the occurrence of a Change in Control (provided that the Change in Control is also a change in control for purposes of IRC Section 409A, and the regulations issued thereunder), the balance of a Participant’s Deferred Compensation Account, determined as of the valuation date immediately preceding the Change in Control, shall be distributed to the Participant in a single lump sum payment within thirty (30) days following the date of the Change in Control.

6.2 Amendment on or after Change in Control. On or after a Change in Control, or before, but in connection with, a Change in Control, no action, including by way of example and not of limitation, the amendment, suspension or termination of the Plan, shall be taken which would adversely affect the rights of any Participant or the operation of this Article VI with respect to the balance in the Participant’s Accounts immediately before such action.

6.3 Attorney’s Fees. The Company shall pay all legal fees and related expenses incurred by or with respect to a Participant during his lifetime or within ten (10) years after his death in seeking to obtain or enforce any payment, benefit or right such Participant may be entitled to under the Plan after a Change in Control. Reimbursement shall be made on or before the close of the calendar year following the calendar year in which the expense was incurred. The amount of expenses eligible for reimbursement under this provision in one calendar year may not affect the amount of expenses eligible for reimbursement under this provision in any other calendar year. The Participant (or the Participant’s representative) shall reimburse the Company for such fees and expenses at such time as a court of competent jurisdiction, or another independent third party having similar authority, determines that the Participant’s (or the Participant’s representative’s) claim was frivolously brought without reasonable expectation of success on the merits thereof.

ARTICLE VII

Forfeiture

7.1 Forfeiture. Unless otherwise determined by the Committee, if (a) the Company is required to prepare a material negative accounting restatement due to the noncompliance of the Company with any financial reporting requirement under the securities laws as a result of misconduct, and the Committee determines that (i) the Participant knowingly engaged in the misconduct, (ii) was grossly negligent with respect to such misconduct or (iii) knowingly or grossly negligently failed to prevent the misconduct or (b) the Committee concludes that a

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Participant engaged in willful fraud, embezzlement or other similar misconduct materially detrimental to the Company, the Company may require the Participant to pay to the Company an amount (the “Forfeiture Amount”) equal to:

(A) in the case of a forfeiture pursuant to clause (a) hereof, any Share Units credited to the Participant’s Deferred Compensation Account (including the amount of any cash payment made in respect of Share Units previously credited to the Participant’s Deferred Compensation Account) related to an Incentive Award payable in respect of a year that includes the period covered by the financial restatement; or

(B) in the case of a forfeiture pursuant to clause (b) hereof, any Share Units credited to the Participant’s Deferred Compensation Account (including the amount of any cash payment made in respect of Share Units previously credited to the Participant’s Deferred Compensation Account) related to any Incentive Award payable in respect of a year that includes the period during which such misconduct occurred, such Forfeiture Amount to be paid in each case by the Participant within ten days of receipt from the Company of written notice requiring payment by the Participant of the Forfeiture Amount.

7.2 Committee Determination Binding. The Committee shall make all determinations required pursuant to this Article VII in its sole and absolute discretion, and such determinations shall be conclusive and binding on all persons.

7.3 Committee Discretion. Notwithstanding the foregoing provisions, the Committee has sole and absolute discretion not to require a Participant to pay a Forfeiture Amount, and its determination not to require any Participant to pay the Forfeiture Amount with respect to any particular act by any particular Participant shall not in any way reduce or eliminate the Committee’s authority to require payment of the Forfeiture Amount with respect to any other act or other Participant.

7.4 Effect of Change in Control. Notwithstanding the foregoing, this Article VII shall not be applicable to any Participant following a Change in Control, nor shall this Article VII be applicable to any Participant who is a participant in the Company’s Special Executive Severance Plan and incurs a “Qualifying Termination” (as defined in such plan) before a Change in Control.

7.5 Non-Exclusive Remedy. This Article VII shall be a non-exclusive remedy and nothing contained in this Article VII shall preclude the Company from pursuing any other applicable remedies available to it, whether in addition to, or in lieu of, application of this Article VII.

ARTICLE VIII

Amounts Taxable under IRC Section 409A

Upon a determination that any amounts deferred under the Plan are included in the gross income of a Participant pursuant to IRC Section 409A, as amended, and the regulations issued thereunder, such amounts shall be distributed to the Participant.

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ARTICLE IX

Nonalienation of Benefits

Participant shall not have the right to sell, assign, transfer or otherwise convey or encumber in whole or in part the right to receive any payment under this Plan except in accordance with Article IV.

ARTICLE X

Acceptance of Terms

The terms and conditions of this Plan shall be binding upon the heirs, beneficiaries and other successors in interest of Participant to the same extent that said terms and conditions are binding upon the Participant.

ARTICLE XI

Administration of the Plan

The Plan shall be administered by the Committee, which may make such rules and regulations and establish such procedures for the administration of this Plan as it deems appropriate. In the event of any dispute or disagreements as to the interpretation of this Plan or of any rule, regulation or procedure or as to any questioned right or obligation arising from or related to this Plan, the decision of the Committee shall be final and binding upon all persons.

ARTICLE XII

Termination and Amendment

The Plan may be terminated at any time by the Board of Directors of Sunoco, Inc. and may be amended at any time by the Committee provided, however, that no such amendment or termination shall adversely affect the rights of Participants or their beneficiaries with respect to amounts credited to Deferred Compensation Accounts prior to such amendment or termination, without the written consent of the Participant.

ARTICLE XIII

Construction

In the case any one or more of the provisions contained in this Plan shall be invalid, illegal or unenforceable in any respect the remaining provisions shall be construed in order to effectuate the purposes hereof and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

ARTICLE XIV

Governing Law

This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

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